Exhibit 10.19

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”), is made and entered into as of January 1, 2023 (the “Effective Date”), by and between Aclaris Therapeutics, Inc., a Delaware corporation, with an address of 640 Lee Road, Suite 200, Wayne, Pennsylvania 19087 (together with its wholly owned subsidiaries, the “Company”) and Frank Ruffo, an individual, with an address of (“Consultant”).

BACKGROUND

WHEREAS, the Company wishes to engage Consultant to provide services pursuant to the terms and conditions set forth below; and

WHEREAS, Consultant wishes to provide such services to the Company pursuant to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I  – SERVICES AND COMPENSATION
1.1.Services.  During the term of this Agreement, at the Company’s request, Consultant will provide financial consulting services to the Company (collectively, the “Services”), on an as-needed basis.
1.2.Compensation.
1.2.1.In consideration of Consultant’s performance of the Services, the Company shall pay Consultant $25,000 (“Consulting Fee”) during the term of this Agreement.  The Consulting Fee will be paid in two equal installments, with the first installment to be paid within ten (10) days following the end of the first calendar month of the term of this Agreement and the second installment to be paid within ten (10) days following the end of the term of this Agreement.
1.2.2.Your outstanding equity awards granted by the Company will vest and become (and to the extent applicable, remain) exercisable in accordance with their terms, as modified pursuant to Section 2(a) of the Separation Agreement and General Release between Consultant and the Company dated December 9, 2022 (the “Separation Agreement”).
1.2.3.The Company shall reimburse Consultant for reasonable and necessary out-of-pocket travel, hotel and meal expenses incurred by Consultant in connection with performing the Services, provided that such expenses are pre-approved by the Company in writing and are incurred in accordance with the Company’s then-current expense reimbursement policies. The Company will not pay Consultant or any employee or independent contractor of Consultant for travel time.
1.2.4.Unless the parties otherwise agree, Consultant will provide the Company with an invoice, together with reasonable supporting documentation, for each month in which Services were provided detailing the type of Services provided and any pre-approved expenses incurred

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during such month, and the Company will pay any portion of the invoice not disputed in good faith within sixty (60) calendar days of the Company’s receipt of such invoice.
1.3.Performance Warranties.  Consultant will perform all of the Services in a professional manner, consistent with industry standards.  In addition, Consultant shall promptly provide the Services within a reasonable time and in a reasonable manner.
ARTICLE II  – INTELLECTUAL PROPERTY
2.1.Intellectual Property. Consultant agrees that any information, including, but not limited to, discoveries, inventions, copyrights, design rights, patents, innovations, suggestions, know-how, ideas, manuscripts, publications and reports (including all drafts and versions of such manuscripts, publications and reports) created, developed and/or authored by Consultant in connection with Consultant’s performance of the Services under this Agreement (collectively, “Company Intellectual Property”), shall be disclosed promptly to the Company and treated by Consultant as the sole property of the Company.  Consultant further acknowledges that (a) the Company owns, retains, and has exclusive right, title and interest in and to such Company Intellectual Property, (b) Consultant may not use such Company Intellectual Property without the Company’s prior written consent and (c) in no event shall Consultant (i) publish or publicly present such Company Intellectual Property or (ii) incorporate, sell or use any of such Company Intellectual Property, in each case of clause (i) and (ii) except in accordance with the terms of this Agreement.
2.2.Works for Hire; Assignment. Consultant acknowledges that all work emanating from Consultant’s performance of the Services hereunder that falls within a category of “work made for hire,” as that term is defined in the U.S. Copyright Act, shall be considered “work made for hire” (collectively, “Work Made For Hire”), with all copyrights in such Work Made For Hire being owned solely by the Company.  Consultant shall assist the Company (at the Company’s expense) in obtaining, enforcing and maintaining the Company’s rights in and to all Work Made For Hire. To the extent any or all of the Company Intellectual Property does not qualify as Work Made For Hire, Consultant hereby assigns to the Company all right, title and interest, including any present or future interest, any associated patent, copyright and any other intellectual property or proprietary right, in and to all Company Intellectual Property. This assignment includes, without limitation, all rights under U.S. Copyright Act Section 106, i.e., to reproduce the work, prepare derivative works, distribute copies of the work to the public by sale, transfer of ownership, rental, lease, or lending, perform the work publicly or display the work publicly.
2.3.Further Assurances.
2.3.1.In furtherance of this Article II, Consultant, at the Company’s request and without any additional consideration, shall promptly execute, acknowledge, prepare and deliver to the Company and/ or its attorneys any and all instruments and other documents, including United States and foreign patent applications, applications for securing, protecting or registering any property rights embraced within this Agreement, powers of attorney, assignments, oaths or affirmations, supplemental oaths and sworn statements, and do any and all other lawful acts which, in the judgment of the Company or its attorneys, may be necessary or desirable to document the aforesaid assignment of Company Intellectual Property, vest in, register for, secure for, or maintain for the benefit of, the Company, adequate patent and other property rights in the United States and all foreign countries with respect to any and all Company Intellectual Property. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or other document shall continue after the expiration or termination of this Agreement. If the Company is unable for any reason to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patent, trademark, copyright or other registration covering Company Intellectual Property owned by or assigned to the Company as stated above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, coupled with an interest, to act for and on Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, trademark, copyright or other registrations thereon with the same legal force and effect as if executed by Consultant.
2.1.1In order to avoid any conflict with respect to ownership of any Company Intellectual Property, Consultant shall ensure that Consultant’s performance of the Services is separate and distinct from any consulting or other work that Consultant performs for any other third party.
ARTICLE III  – INDEMNIFICATION
3.1.Indemnification by Consultant. Consultant shall indemnify and hold harmless the Company, its directors, officers, employees, shareholders and agents (each, a “Company Indemnitee”), from and against any claim, suit, demand, action, investigation, proceeding, audit, damage, loss, liability, cost and expense, including reasonable attorneys’ fees (each, a “Claim”), against any Company Indemnitee, including any Claim brought by a third party, arising out of, based upon or relating to (a) any breach by Consultant of any representation, warranty or covenant contained in this Agreement, (b) any violation of law, rule or regulation by Consultant or its agents, employees or representatives in connection with the performance of the Services, or (c) the alleged actions or omissions of Consultant or its employees or agents that (i) caused physical injuries, including death, (ii) caused damage to property, (iii) infringed the patent, trademark, copyright, trade secret or other intellectual property rights or proprietary rights of such Company Indemnitee or (iv) constituted gross negligence or willful misconduct.  Such Company Indemnitee shall give prompt written notice of any Claim to Consultant, who shall assume and control the defense of such Company Indemnitee’s Claim with legal counsel of Consultant’s choice (that is reasonably acceptable to the Company) and at Consultant’s sole expense.  Such Company Indemnitee shall cooperate in the defense in all reasonable respects at Consultant’s sole cost and expense.  Such Company Indemnitee shall be entitled to retain its own legal counsel, at such Company Indemnitee’s own expense, to participate in the defense of the Claim in an advisory capacity.
3.2.Indemnification by the Company.  The Company shall indemnify and hold harmless Consultant and its directors, officers, employees, shareholders and agents (each, a “Consultant Indemnitee”), from and against any Claim against any Consultant Indemnitee, including any Claim brought by a third party, arising out of, based upon or relating to (a) any breach by the Company of any representation, warranty or covenant contained in this Agreement, (b) any violation of law, rule or regulation by the Company or its agents, employees or representatives in connection with the performance by the Company of its obligations hereunder, or (c) the alleged actions or omissions of the Company or its employees or agents that (i) caused physical injuries, including death, (ii) caused damage to property, (iii) infringed the patent, trademark, copyright, trade secret or other intellectual property rights or proprietary rights of such Consultant Indemnitee or (iv) constituted gross negligence or willful misconduct.  Such Consultant Indemnitee shall give prompt written notice of any Claim to the Company, who shall assume and control the defense of such Consultant Indemnitee’s Claim with legal counsel of the Company’s choice and at the Company’s sole expense.  Such Consultant Indemnitee shall cooperate in the defense in all reasonable respects at the Company’s sole cost and expense.  Such Consultant Indemnitee shall be entitled to retain its own legal counsel, at such Consultant Indemnitee’s own expense, to participate in the defense of the Claim in an advisory capacity.
ARTICLE IV  – CONFIDENTIALITY; NON-SOLICITATION
4.1.Confidential Information.  As used herein, “Confidential Information” means all Company Intellectual Property and any of the Company’s proprietary or confidential information, technical data, trade secrets, know-how or other business information that is disclosed to Consultant by the Company or its employees or agents, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property.  The term “Confidential Information” excludes any information that is or becomes a matter of public knowledge through no act or omission on the part of Consultant.
4.2.Company’s Customers and Marking.  Consultant recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information and materials, subject to a duty on the Company’s part to maintain the confidentiality of such information and materials and to use them only for certain limited purposes.  Consultant agrees, at all times during the term of this Agreement and thereafter, to treat such information and materials as Confidential Information of the Company as set forth herein.  The Confidential Information does not need to be marked as “Confidential” or with any other term or marking, although Consultant shall use commercially reasonable efforts to mark all Confidential Information created or modified by Consultant, or in Consultant’s possession, as “Confidential” or such other term or marking specified by the Company.
4.3.Non-Use and Non-Disclosure.  Consultant agrees, at all times during the term of this Agreement and thereafter, to hold in confidence, not to use for any purposes other than Consultant’s performance of the Services, and not to disclose to any person or entity without prior written consent of a duly authorized representative of the Company, any Confidential Information of the Company.  Consultant’s confidentiality, non-use and non-disclosure obligations under this Agreement do not amend or abrogate in any manner Consultant’s continuing duties under any prior agreement between Consultant and the Company, including but not limited to under the Confidentiality and Invention Rights and Non-Solicitation Agreement between Consultant and the Company.
4.4.Restrictions.  Consultant agrees that in performing the Services, Consultant will not use, incorporate into any Company Intellectual Property, or disclose to the Company, any proprietary or confidential information or trade secrets of any third person or entity.
4.5.Non-Solicitation.  Consultant agrees that, during the term of this Agreement and for a period of twenty-four (24) months thereafter, Consultant shall not for any reason, either directly or indirectly, on Consultant’s own behalf or in the service or on behalf of others, (a) solicit or recruit any person who is employed or engaged by the Company, whether or not such person is a full-time employee of the Company, (b) employ or retain any such person or (c) attempt to persuade any such person to terminate such person’s employment with or engagement by the Company.
ARTICLE V  – TERM AND TERMINATION
5.1.Term.  Unless terminated earlier pursuant to Section 5.2 or 5.3, the term of this Agreement shall be from the Effective Date until March 2, 2023.
5.2.Termination for Any Reason or No Reason.  Consultant may terminate this Agreement for any reason or no reason upon no less than thirty (30) calendar days’ prior written notice to the Company.  The Company may terminate this Agreement for any reason or no reason upon no less than fifteen (15) calendar days’ prior written notice to Consultant.
5.3.Termination for Cause.  The Company may terminate this Agreement for a material breach of this Agreement by Consultant or for such other good cause as the Company shall determine in its reasonable discretion.  The Company shall provide prior written notice to Consultant detailing the alleged breach or cause and demanding a cure.  If, after thirty (30) calendar days following such written notice, Consultant has not cured the breach, then the Company may immediately terminate this Agreement pursuant to this Section 5.3.
5.4.Delivery of Company Property.  Within five (5) business days after the expiration or earlier termination of this Agreement, or earlier, if requested by the Company in writing, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Company Intellectual Property, Confidential Information and any work product or work-in-process (including, without limitation, biological materials, data, notes, computer disks, laboratory notebooks, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment and other items) used in or resulting from Consultant’s performance of the Services, together with any and all electronic copies, hard copies or other reproductions thereof.
5.5.Survival.  The provisions of Articles II, III, IV and VII, and Sections 1.2, 4.4 and 4.5 shall survive any expiration or termination of this Agreement.
ARTICLE VI  – REPRESENTATIONS, WARRANTIES AND COVENANTS; NO EXCLUSIVITY; DEBARMENT
6.1.Consultant Representations, Warranties and Covenants.  Consultant represents, warrants and covenants during the term of this Agreement:
6.1.1.neither Consultant’s retention by the Company, nor Consultant’s performance of the Services, will (a) breach or conflict with any obligation, agreement or policy by which Consultant is bound, including (i) any patent, invention or consulting policy of any corporation or academic or health institution with which Consultant is or may become employed or affiliated or (ii) any obligation not to disclose a third party’s information or not to compete with any other person or entity, or (b) violate any applicable law;

6.1.2.Consultant has not entered into, and will not enter into, any agreement, written, oral or otherwise, that would conflict, interfere or be inconsistent with Consultant’s obligations under this Agreement;
6.1.3.Consultant has not, in connection with entering into this Agreement, made any agreement to use, prescribe or recommend any product or service of the Company; and
6.1.4.Consultant agrees that at no time will it purchase or sell the Company’s securities while aware of Confidential Information that constitutes material, non-public information pursuant to the U.S. federal securities laws.
6.2.No Exclusivity.
6.2.1.The Company may (a) engage other persons or entities to act as consultants to the Company and perform services for the Company, including services that are similar to the Services, and (b) enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining any approval from Consultant.
6.2.2.Consultant may act as a consultant to, perform professional services for, or enter into agreements similar to this Agreement with other persons or entities without the necessity of obtaining approval from the Company; provided, however, in no event shall Consultant provide such other persons or entities with, or incorporate into or provide as part of any services for such other persons or entities, any Company Intellectual Property, Confidential Information, know-how or other information, obtained or developed by Consultant in connection with Consultant’s performance of the Services.
6.3.Certification regarding Debarment. Consultant represents and warrants to the Company that Consultant (or any employee of Consultant) is not now nor has in the past been debarred by the United States Food and Drug Administration under subsections 306(a) or (b) of Federal Food, Drug and Cosmetic Act (as amended from time to time, the “FD&C Act”). Consultant will immediately notify Company in the event that, during the term of this Agreement, Consultant is debarred under subsections 306(a) or (b) of the FD&C Act. Consultant will not use in any capacity the services of any person debarred under subsections 306(a) or (b) of the FD&C Act with respect to the Services to be performed under this Agreement.
ARTICLE VII  – MISCELLANEOUS
7.1.Independent Contractor Status.  For purposes of this Agreement and the Services to be performed, Consultant shall not be considered a partner, co-venturer, agent, employee or representative of the Company, but shall remain in all respects an independent contractor.  Neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party.  In addition, neither Consultant nor Consultant’s employees, agents or contractors, if any, will be entitled to participate in or receive any benefit or right as an employee of the Company under any Company employee benefit or welfare plan, including, without limitation, employee insurance, pension, savings or security plans, as a result of entering into this Agreement or performing the Services and Consultant hereby waives any and all rights to such participation.  Notwithstanding the foregoing, this Agreement does not amend or abrogate in any manner any benefit continuation or conversion rights provided by the provision of a benefit plan or by law arising out of Consultant’s previous employment relationship with the Company.
7.2.Arbitration and Equitable Relief.
7.2.1.Arbitration.  Except as provided in Section 7.2.2 below, each party agrees that any dispute or controversy arising out of or relating to the interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Philadelphia, Pennsylvania, before a single arbitrator and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  Each party irrevocably and unconditionally consents to the jurisdiction of any such proceeding and waives any objection that it may have to personal jurisdiction or the laying of venue of any such proceeding.  The parties will cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable.  If the parties are unable to appoint a mutually acceptable arbitrator within thirty (30) calendar days after a party gives written notice to the other requesting resolution of a dispute in accordance with the provisions of this Section 7.2.1, the American Arbitration Association shall appoint the arbitrator in accordance with such Commercial Arbitration Rules.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The Company and Consultant shall each pay one-half of the costs and expenses of such arbitration, and each party shall separately pay the fees and expenses of its own counsel.  Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.
7.2.2.Equitable Remedies.  Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Articles II and IV, and Section 5.4 of this Agreement.  Accordingly, Consultant agrees that, if Consultant breaches or threatens to breach any of such covenants, the Company will have available to it, in addition to any other rights or remedies, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief, and Consultant hereby consents to the issuance of such injunction and to the ordering of such specific performance. With respect to the matters set forth in this Section 7.2.2, the parties irrevocably consent to the exclusive jurisdiction of the federal and state courts of the Commonwealth of Pennsylvania.
7.3.Force Majeure.  Neither party shall be liable for failure of or delay in performing any obligations set forth in this Agreement, and neither party shall be deemed in breach of its obligations under this Agreement, if and to the extent such failure or delay is due to natural disasters or any other causes reasonably beyond the control of such party (a “Force Majeure Event”); provided that the party affected by such circumstances (a) resumes performance as soon as possible following the end of the occurrence causing delay or failure of performance and (b) is reasonably diligent during the Force Majeure Event in avoiding further delay or nonperformance.  In the event of a Force Majeure Event, the party so affected shall give prompt written notice to the other party, stating the period of time the Force Majeure Event is expected to continue.

7.4.Entire Agreement; Amendment.  This Agreement is being entered into as part of the Separation Agreement between Consultant and the Company and will only become effective following execution and non-revocation by Consultant of the Separation Agreement and the Supplemental Release of Claims attached thereto.  This Agreement is the sole agreement between the Company and Consultant pertaining to the subject matter herein, and shall supersede all prior agreements and understandings between the Company and Consultant with respect thereto, whether oral, written or otherwise, excluding any confidentiality agreement between the parties. No modification to or waiver of any provision of this Agreement shall be binding unless in writing and signed by both Consultant and the Company.  The parties have entered into separate agreements related to Consultant’s previous employment relationship with Aclaris Therapeutics, Inc.  These separate agreements govern the previous employment relationship between Consultant and Aclaris Therapeutics, Inc., have or may have provisions that survive termination of Consultant’s relationship with the Company under this Agreement, may be amended or superseded without regard to this Agreement, and are enforceable according to their terms without regard to the enforcement provision of this Agreement.
7.5.Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant’s hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant. The Company may assign this Agreement, in whole or in part, to a third party without the prior written consent of Consultant: (a) in connection with the sale, transfer or license of all or substantially all of the assets of Company or the line of business or product to which this Agreement or the Services relates; (b) to the successor entity or acquirer in the event of the merger, consolidation or change of control of the Company; or (c) to any affiliate of the Company. Any subsequent assignee purchaser or transferee shall be bound by the terms of this Agreement.
7.6.Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any conflict of laws provisions.
7.7.Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, (d) air courier service, or (e) electronic mail.  Notices shall be sent to the appropriate party as provided below (or at such other address for such party as shall be specified by notice given hereunder).  Any such notice shall be deemed to be given and received on the day on which it was delivered or transmitted, or if mailed, on the date on which it was received.
If to the Company:	If to Consultant:

Attn: Legal Department	Attn: Frank Ruffo
Aclaris Therapeutics, Inc.
640 Lee Road, Suite 200
Wayne, PA 19087

Email: legal@aclaristx.com

7.8.Counterparts. This Agreement may be executed simultaneously in several counterparts and by facsimile, each of which shall be an original and all of which shall constitute but one and the same instrument. The parties agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.
7.9.Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
7.10.No Waivers.  No failure or delay by either party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right.  No waiver by either party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision.
7.11.Headings.  Article and Section headings contained in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.
7.12.Further Assurances. Each of the parties hereto agrees to take such actions and provide such additional documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.
7.13.Social Security Number/Tax Identification Number.  Consultant certifies that the Social Security Number or Tax Identification Number provided to the Company is correct.  Consultant acknowledges that Company will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement including, without limitation, Form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

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IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed as of the Effective Date.

ACLARIS THERAPEUTICS, INC.	CONSULTANT

By: /s/ Doug Manion	By: /s/ Frank Ruffo
Name: Doug Manion	Name: Frank Ruffo
Title: President and Chief Operating Officer

_____12/31/2022__________________

Date

[Signature Page to Consulting Services Agreement]